Exhibit 4.8
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
          AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 19, 2006, by and among Biodel, Inc. (the “Company”), a Delaware corporation, and the Investors (as such term is defined herein) signatory hereto.
W I T N E S S E T H:
          WHEREAS, pursuant to the terms of the Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 19, 2006, by and among the Company and the Institutional Investors, the Institutional Investors purchased from the Company 5,380,711 shares of Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), of the Company (the “Institutional Investor Shares”), and warrants (the “Institutional Investor Warrants”) to purchase an aggregate of 4,076,497 shares of the Company’s Common Stock, (the “Common Stock”), $0.01 par value per share, for an aggregate purchase price of $21,000,000; and
          WHEREAS, the Company and the Institutional Investors entered into a Registration Rights Agreement, dated as of July 19, 2006 (the “Original Registration Rights Agreement”), to provide for the circumstances under which the Company will register securities of the Company on behalf of the Institutional Investors; and
          WHEREAS, Solomon S. Steiner and the 1999 Weisman Family Trust purchased 38,071 shares and 12,690 shares of Series B Preferred Stock, respectively, and warrants to purchase 28,930 shares and 9,643 shares of Common Stock, respectively, pursuant to the Purchase Agreement; and
          WHEREAS, prior to the purchase by the Institutional Investors of the Institutional Investor Shares and the Institutional Investor Warrants, the Company issued to certain investors units (each, a “Unit” and collectively, the “Units”) consisting of a 7% promissory note and a warrant to purchase shares of Common Stock, and the Units were convertible by the Company into the securities that were issued pursuant to the transactions contemplated by the Purchase Agreement; and
          WHEREAS, the Company has so converted the Units into shares of Series B Preferred Stock and warrants to purchase shares of Common Stock, and the Company desires to provide to each former holder of Units the opportunity to obtain registration rights with regard to the shares of Common Stock issuable to such former holders upon conversion of their respective shares of Series B Preferred Stock and Series B Warrants, upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, in connection with the issuance of securities to the Institutional Investors pursuant to the Securities Purchase Agreement, the Company issued to Scott A. Weisman and to McGinn Smith Holdings, LLC certain warrants (the “McGinn Warrants”) to purchase shares of Series B Preferred Stock and Common Stock, and the Company desires to provide to each of such warrant holders the opportunity to obtain registration rights with regard to the shares of Common Stock issuable to them, upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, to effect the foregoing, the Company and the Institutional Investors desire to amend and to restate in its entirety the Original Registration Rights Agreement as provided below.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby covenants and agrees with the Investors, and with each subsequent holder of Restricted Securities (as such term is defined herein) as follows:
          Section 1. Definitions. As used herein, the following terms shall have the following respective meanings:
     “Certificate of Designation” shall mean the Certificate of Designation of Series B Convertible Preferred Stock of the Company, as in effect as of the date hereof.
     “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended, in effect on the date hereof.
     “Commission” shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.
     “Common Stock” shall mean, collectively, the shares of common stock, $0.01 par value per share, of the Company, and any class or series of common stock of the

Company authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock of the Company.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
     “Initial Public Offering” shall mean the sale by the Company or any other person or entity of equity securities of the Company pursuant to a registration statement on Form S-1 (or its then equivalent) under the Securities Act in conjunction with which such equity securities become registered under the Exchange Act.
     “Institutional Investor Shares” shall have the meaning ascribed to such term in the recitals hereto.
     “Institutional Investor Warrants” shall have the meaning ascribed to such term in the recitals hereto.
     “Institutional Investors” shall mean Great Point Partners I, L.P., Vivo Ventures Fund V, L.P., Vivo Ventures V Affiliates Fund, L.P., Caduceus Private Investments II, L.P., Caduceus Private Investments II (QP), L.P., UBS Juniper Crossover Fund, L.L.C., New England Partners Capital, L.P. and Nexus Medical Partners II S.C.A. SICAR.
     “Investors” means each of the Institutional Investors and each of the Permitted New Investors.
     “Investor Shares” means the Institutional Investor Shares and the Permitted New Investor Shares.
     “Investor Warrants” means the Institutional Investor Warrants and the Permitted New Investor Warrants.
     “Material Transaction” means any material transaction in which the Company proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation or any other transaction that, in each case, would require disclosure pursuant to the Securities Act or Exchange Act, and with respect to which the

Company’s Board of Directors has reasonably determined in good faith that compliance with this Agreement would require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.
     “McGinn Warrants” shall have the meaning ascribed to such term in the recitals hereto.
     “Original Registration Rights Agreement” shall have the meaning ascribed to such term in the recitals hereto.
     “Permitted New Investors” shall mean each of the persons and entities set forth on Annex II hereto and who shall become a party to this Agreement pursuant to a joinder agreement in substantially the form attached to this Agreement as Annex II.
     “Permitted New Investor Shares” shall mean the shares of Series B Preferred Stock into which the former Units of the Permitted New Investors have been converted by the Company, the shares of Series B Preferred Stock purchased by Solomon S. Steiner and the 1999 Weisman Family Trust pursuant to the Purchase Agreement, and the shares of Series B Preferred Stock issuable to Scott A. Weisman and to McGinn Smith Holdings, LLC upon exercise of the McGinn Warrants, in each case as set forth on Annex III hereto.
     “Permitted New Investor Warrants” shall mean the warrants to purchase shares of Common Stock issued to the Permitted New Investors upon the conversion of their respective Units, the warrants to purchase shares of Common Stock issued to Solomon S. Steiner and the 1999 Weisman Family Trust pursuant to the Purchase Agreement, and the warrants to purchase shares of Series B Preferred Stock and Common Stock issuable to Scott A. Weisman and to McGinn Smith Holdings, LLC issuable pursuant to the McGinn Warrants, in each case as set forth on Annex III hereto.
     “Purchase Agreement” shall have the meaning ascribed to such term in the recitals hereto.
     “Registration Expenses” shall mean the expenses so described in Section 5 hereof.
     “Restricted Securities” shall mean the Investor Shares and the Restricted Stock.

     “Restricted Stock” shall mean the shares of Common Stock into which the Investor Shares are convertible, the shares of Common Stock issuable upon exercise of the Investor Warrants, and any capital stock or other securities issued or issuable with respect to such Investor Shares, Investor Warrants, or Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, conversion, consolidation or other reorganization.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
     “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Company, $0.01 par value per share.
     “Series B Preferred Stock” shall have the meaning ascribed to such term in the recitals hereto.
     “Selling Expenses” shall mean the expenses so described in Section 5 hereof.
     “Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of the date hereof, between the Company and the Stockholders signatory thereto, as may be amended from time to time.
     “Threshold Amount” shall mean that number of Investors holding at least fifty percent (50%) of the Restricted Stock then held by all Investors.
     “Unit” and “Units” shall have the meanings ascribed to such terms in the recitals hereto.
          Section 2. Required Registration.
               (a) At any time beginning six months following the completion of an Initial Public Offering, a Threshold Amount of the Investors may, by written notice, request that the Company register under the Securities Act all or any portion of the shares of Restricted Stock held by such requesting holders (or which would be held by such requesting holders, upon conversion of the Investor Shares and Investor Warrants owned by such requesting holders) for sale in the manner specified in such notice; provided, however, that the Company shall not be obligated to register Restricted Stock pursuant to such request: (i) subject to Section 3(a) below, during the period beginning 30 days prior to the filing, and ending on a date 90 days following the effective date, of a registration statement filed by the Company relating to an underwritten offering only of the Company’s capital stock (other than a registration statement for the Company’s capital stock which does not give rise to incidental registration rights pursuant to Section 3(a) below) provided that the Company is actively employing in good faith its best efforts to cause such registration statement to become effective; or (ii) if the Company, upon the advice of counsel, notifies the requesting Investors that the filing of such a registration statement would require the disclosure of material non-public information about the Company that the Company is not otherwise required to disclose, the disclosure of which could have a material adverse effect on the business or financial condition of the Company, in which event no such registration statement need be filed until the earlier of the lapse of 60 days from the date of the notification of the Company or such information is no longer required to be disclosed, is not material or non-public, or its disclosure would not have a material adverse effect on the business or financial condition of the Company; provided, however, that the Company may not exercise its right under this clause (ii) more than twice in any 12-month period. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2 within 180 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Restricted Stock shall have been entitled to join pursuant to this Section 2 or Section 3 hereof and in which there shall have been effectively registered all shares of Restricted Stock as to which registration shall have been so requested.
               (b) Promptly following receipt of any notice under this Section 2, the Company shall immediately notify all other Investors from whom notice has not been received and shall file and use its reasonable best efforts to have declared effective a registration statement under the Securities Act for the public sale, in accordance with the method of disposition specified in such notice from requesting holders, of the number of shares of Restricted Stock specified in such notice (and in any notices received from other holders of Restricted Stock within 15 days after the date of such notice from the Company). If such method of disposition shall be an underwritten public offering, the Investors participating in such registration who own a majority in interest of the Restricted Stock to be included in such registration by such Investors may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld. The number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among all holders requesting, under this Section 2, to participate in such registration) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein. With respect to the preceding sentence, if the Company elects to reduce pro rata the amount of Restricted Stock proposed to be offered in the underwriting, for purposes of making any such reduction, each holder of Restricted Stock which is a partnership, together with the affiliates, partners, employees, retired partners and retired employees of such holder, the estates and family members of any such partners, employees, retired partners and retired employees and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “person”, and any pro rata reduction with respect to such “person” shall be based upon the aggregate number of shares of Restricted Stock owned by all entities and individuals included as such “person,” as defined in this sentence (and the aggregate number so allocated to such “person” shall be allocated among the entities and individuals included in such “person” in such manner as such holder of Restricted Stock may reasonably determine). The Company shall be obligated to register Restricted Stock pursuant to requests made under this Section 2 on two occasions only; provided, however, that as to such occasion such obligation shall be deemed satisfied only when a registration statement covering all shares of Restricted Stock specified in notices received as aforesaid (or such lesser number of shares (but not less than 75% for the shares of Restricted Stock specified in such notice) as may have been determined by the managing underwriter), for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.
               (c) The Company shall be entitled to include in any registration statement referred to in this Section 2 for which the method of distribution is an underwritten public offering, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except as set forth in this Section 2, no securities shall be included in any registration statement referred to in this Section 2 without the prior written consent of the holders of a majority in interest of the Investors’ Restricted Stock requested to be included in such registration. Except with respect to registration statements on Form S-4 or S-8 or a registration statement contemplated by the first sentence of this Section 2(c), the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 2 until the completion of the period of distribution of the registration contemplated thereby.
          Section 3. Incidental Registration; Certain Registration.
               (a) If the Company at any time (other than pursuant to Section 2 hereof) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-8, S-4, or another form which is not available for registering Restricted Stock for sale to the public), each such time it will give prompt written notice to all holders of Restricted Stock of its intention to do so. Upon the written request of any such holder, given within 20 days after the date of any such notice, to register any of its Restricted Stock (which request shall state the intended method of disposition thereof), the Company will cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Stock so registered. The Company may withdraw any such registration statement before it becomes effective or postpone the offering of securities contemplated by such registration statement without any obligation to the holders of any Restricted Stock. In the event that any registration pursuant to this Section 3 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a holder pursuant to this Section 3 to register Restricted Stock shall specify that either (i) such Restricted Stock is to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration or (ii) such Restricted Stock is to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. The number of shares of Common Stock, including, without limitation Restricted Stock, to be included in such an underwriting may be reduced (pro rata among the requesting holders of Restricted Stock) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that, subject to the rights of the holders of Series A Preferred Stock, if any shares are to be included in such underwriting for the account of any person other than the Company, the number of shares to be included by any such person shall be reduced first to zero, if necessary, before any Restricted Stock is reduced. With respect to the proviso of the preceding sentence, if the Company elects to reduce pro rata the amount of Restricted Stock proposed to be offered in the underwriting for the accounts of all persons other than the Company,for purposes of making any such reduction, each holder of Restricted Stock which is a partnership, together with the affiliates, partners, employees, retired partners and retired employees of such holder, the estates and family members of any such partners, employees, retired partners and retired employees and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “person,” and any pro rata reduction with respect to such “person” shall be based upon the aggregate number of shares of Restricted Stock owned by all entities and individuals included as such “person”, as defined in this sentence (and the aggregate number so allocated to such “person” shall be allocated among the entities and individuals included in such “person” in such manner as such holder of Restricted Stock may reasonably determine). Notwithstanding anything to the contrary contained in this Section 3, in the event that there is an underwritten offering of securities of the Company pursuant to a registration statement covering Restricted Stock and a selling holder of Restricted Stock does not elect to sell his, her or its Restricted Stock to the underwriters of the Company’s securities in connection with such offering, such holder shall refrain from selling such Restricted Stock not registered pursuant to this Section 3 during the period of distribution of the Company’s securities by such underwriters and the period in which the underwriting syndicate participates in the after market; provided, however, that such holder shall, in any event, be entitled to sell its Restricted Stock commencing on the 120th day after the effective date of such registration statement.
               (b) If, at a time when Form S-3 is available for such registration, the Company shall receive from any Investor a written request or requests that the Company effect a registration on Form S-3 of any of such holder’s Restricted Stock, the Company will promptly give written notice of the proposed registration to all other holders of Restricted Stock and, as soon as practicable, effect such registration and all such related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Restricted Stock as are specified in such request and any written requests of other holders of Restricted Stock given within 20 days after receipt of such notice. The Company shall not be required to file a registration statement under Form S-3 if it would not be required to file a registration statement under Section 2 hereof pursuant to Section 2(a)(ii). The Company shall have no obligation to effect a registration under this Section 3(b) unless either (i) all the outstanding shares of Restricted Stock are requested to be sold pursuant to such registration or (ii) the aggregate offering price of the securities requested to be sold pursuant to such registration is, in the good faith judgment of the Company, expected to be equal to or greater than $3,000,000. Any registration under this Section 3(b) will not be counted as a registration under Section 2 above.

          Section 4. Registration Procedures. If and whenever the Company is required by the provisions of Section 2 or 3 hereof to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will expeditiously:
               (a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 2 hereof, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective (provided that before filing a registration statement or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Restricted Stock covered by such registration statement copies of all such documents and provide an opportunity for such counsel to provide comments on such documents) for the period of the distribution contemplated thereby (determined as hereinafter provided);
               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 4(a) above and as to comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;
               (c) furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendment or supplement thereto) and such other documents as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;
               (d) use its reasonable best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter shall reasonably request and do any and all other acts and things which are reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Restricted Stock owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (ii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction);
               (e) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, subject to Section 2(a), at the request of any seller, the Company will promptly prepare a supplement or amendment to such registration statement so that, as thereafter delivered to the purchasers of such Restricted Stock, such registration statement will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
               (f) furnish, at the request of any seller, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, (A) stating that such registration statement has become effective under the Securities Act, (B) stating that, to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (C) stating that the registration statement and the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need not express any opinion as to financial statements and statistical information contained therein), (D) containing a 10b-5 opinion in customary form (which at such counsel’s option may be in a separate letter) and (E) to such other effects as may reasonably be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, (A) stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or such seller may reasonably request, and (B)

containing “cold comfort” language covering such matters of the type customarily covered by “cold comfort” letters as the holders of a majority in nominal value of the Restricted Stock being sold reasonably request;
               (g) make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees, public accountants, attorneys and financial advisors to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
               (h) use its best efforts to cause all such Restricted Stock to be listed on a recognized U.S. stock exchange or traded on a U.S. inter-dealer quotation system and, if similar securities issued by the Company are already so listed, on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed or traded;
               (i) provide a transfer agent and registrar for all such Restricted Stock not later than the printing of any preliminary prospectus;
               (j) assist any underwriter or seller(s) of at least $5,000,0000 of Restricted Stock, based on the then Current Market Price (as such term is defined in the Certificate of Designation), participating in such registration or offering in its marketing efforts with prospective investors by causing the Company’s officers, directors and employees to participate in reasonable marketing efforts, including “roadshow” presentations in such locations and at such times as the Company and the managing underwriter may agree, or such seller(s) may reasonable request, in connection with any offering;
               (k) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission or any other applicable regulatory authority, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

               (l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related offering document or suspending the qualification of any Restricted Stock included in such registration statement or offering document for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order; and
               (m) use its reasonable best efforts to cause such Restricted Stock covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Restricted Stock.
          For purposes of Sections 4(a) and (b) above and of Section 2(c) hereof, the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby or six months after the effective date thereof.
          In connection with each registration hereunder, the selling holders of Restricted Stock will furnish to the Company such information with respect to themselves and the proposed distribution by them as shall be necessary in order to assure compliance with Federal and applicable state securities laws.
          In connection with each registration pursuant to Sections 2 and 3 hereof covering an underwritten public offering, the Company agrees to enter into such customary agreements (including underwriting agreements) as the managing underwriter selected in the manner herein provided may request in such form and containing such provisions as are customary in the securities business for such an arrangement between underwriters and companies of the Company’s size and investment stature, provided that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof.
          The Company agrees (i) not to effect any public sale or distribution of its capital stock or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any registration statement (except as part of such underwritten registration pursuant to the terms hereof or pursuant to registrations on Forms S-4 or S-8 or any successor forms), unless the underwriters managing such public offering otherwise agree, and (ii) to use its reasonable best efforts to cause each holder of at least five percent (5%) (on a fully diluted basis) of its capital stock, or any securities convertible into or exchangeable or exercisable for its capital stock (other than in a public offering pursuant to the terms hereof) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such period (except as part of such underwritten offering, if otherwise permitted pursuant to the terms hereof), unless the underwriters managing such public offering otherwise agree.
          Any holder of Restricted Stock, and their permitted transferees, receiving any written notice from the company regarding the Company’s plans to file a registration statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.
          Section 5. Expenses. All expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities and blue sky laws, fees and expenses in connection with any listing of the Common Stock on a securities exchange or inter-dealer quotation system, printing expenses, fees and disbursements of counsel and the independent registered public accounting firm for the Company and the fees and disbursements of the underwriters, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and reasonable fees and expenses of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses (as defined below), are herein called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are herein called “Selling Expenses.” The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Section 2 or 3 hereof. All Selling Expenses incurred in connection with any sale of Restricted Stock by any participating seller shall be borne by such participating seller, or by such persons other than the Company (except to the extent the Company shall be a seller) as they may agree.
          Section 6. Indemnification. In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 2 or 3 hereof, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder and each underwriter of such Restricted Stock thereunder and their respective officers, directors and employees and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any and all losses, claims, damages, expenses or liabilities, joint or several, to which such person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 2 or 3, any preliminary prospectus (unless such statement was corrected in the final prospectus) or final prospectus contained therein, any amendment or supplement thereof, any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Restricted Stock, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or any application, filing or other material filed, registered, distributed or otherwise furnished by the Company or with the consent of the Company in connection with the securities laws of any state or political subdivision thereof, including any blue sky application, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such person in writing specifically for use in such registration statement or prospectus.
          In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 2 or 3 hereof, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages, expenses or liabilities, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.
          Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 6 unless the indemnified party’s defense of such action is materially and adversely affected. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the other party or parties thereto or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the other party or parties thereto, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

          Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the other party or parties thereto or that the interests of the indemnified party conflict with the interests of the other party or parties thereto, or (iii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnification provided for in the first two paragraphs of this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the sellers of such Restricted Stock, on the other, in connection with the statement or omissions which resulted in such losses, claims, damages, liabilities or actions, as well as any other relevant equitable considerations including, without limitation, the failure to give any notice under the second paragraph of this Section 6. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the sellers of such Restricted Stock, on the other hand, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the sellers of Restricted Stock agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if all of the sellers of Restricted Stock were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this and the immediately preceding paragraph, the sellers of such Restricted Stock shall not be required to contribute any amount in excess of the amount, if any, by which the total price at which the Common Stock sold by each of them was offered to the public exceeds the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The indemnification of underwriters provided for in this Section 6 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters and the indemnification of the sellers of Restricted Stock in such underwriting shall, at the sellers’ request, be modified to conform to such terms and conditions.
          The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.
          Section 7. Changes in Common Stock. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted by this Agreement shall continue with respect to the Common Stock as so changed.
          Section 8. Lock-up Agreement. In connection with an Initial Public Offering, each Investor agrees that it shall not sell publicly, make any short sale of, or otherwise dispose publicly of, any Restricted Securities (other than sales or dispositions to members of the

Permitted Transferees (as such term is defined in the Stockholders’ Agreement) of the Institutional Investors and other than with respect to those shares of Common Stock included in such registration) without the prior written consent of the Company, for a period (the “Lock-up Period”) designated by the Company in writing to the Investors, which period shall begin not more than 2 days prior to the Registration Date and shall not last more than 180 days after the Registration Date; provided, however, that the Investors shall not be bound by the foregoing unless (i) all executive officers, directors , and stockholders of the Company owning more than one percent (1%) of the equity securities of the Company on a fully diluted basis agree to a Lock-up Period of at least the same duration and on substantially similar terms as pertain to the Investors and (ii) either all parties subject to a Lock-up Period shall only be released early from their obligations thereunder on a pro rata basis, or one or more of such parties may be released early for a portion (not to exceed 10% of the Restricted Securities owned by such party) of their obligations thereunder for good reason, in the managing underwriter’s sole discretion.
          Section 9. Other Registration Rights. Except as provided in this Agreement, and except for the registration rights granted to holders of shares of Series A Preferred Stock or warrants to purchase shares of Series A Preferred Stock, the Company will not grant to any person the right to request the Company to register any Common Stock, or any securities convertible or exchangeable into or exercisable for Common Stock, which are superior to or pari passu with the rights granted to the Investors hereunder, without the prior written consent of the Institutional Investors, which consent shall not be unreasonably withheld. The Company will not enter into any agreement inconsistent with the terms of this Agreement.
          Section 10. Representations and Warranties of the Company. The Company represents and warrants to each of the other parties hereto as follows (which representations and warranties shall survive the execution and delivery of this Agreement):
               (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and does not violate any provision of law, any order of any court or other agency of government, and does not and will not violate the Certificate of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries.

               (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.
          Section 11. Rule 144 Reporting. The Company agrees with each of the other parties hereto as follows:
               (a) The Company shall make and keep current public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times after it has become subject to the Exchange Act.
               (b) The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder at any time after the Company has become subject to such reporting requirements of the Exchange Act.
               (c) The Company shall furnish to each holder of Restricted Securities forthwith upon request (which request shall state that such holder has a present intention to sell (within the meaning of Rule 144) Restricted Securities): (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement of the Company for an offering of its securities to the general public), and of the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company filed with the Commission, and (iii) such other reports and documents so filed as such holder may reasonably request, in each case set forth in clauses (ii) and (iii), to the extent any such report shall not be available on the Commission’s EDGAR system, to avail itself of any rule or regulation of the Commission allowing a holder of Restricted Securities to sell any such securities without registration.
          Section 12. Consent by Institutional Investors to Joinder. The Institutional Investors each hereby consents and agrees to the addition, at any time and from time to time, of each of the Permitted New Investors as a party to this Agreement.

          Section 13. Miscellaneous.
               (a) The obligations and rights under Sections 2, 3 and 8 shall terminate as to an Investor when (i) such Investor is no longer an “affiliate” as used in Rule 144 and (ii) such Investor is permitted to sell all Restricted Stock then held by it pursuant to Rule 144(k).
               (b) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, the registration rights conferred herein on the holders of Restricted Securities shall inure to the benefit of any and all subsequent holders from time to time of the Restricted Securities, but only to the extent that the transfer of same is permitted under the Transaction Documents (as such term is defined in the Purchase Agreement) and only to the further extent that the transferor of such Restricted Securities would have been entitled to such rights had it not transferred such Restricted Securities.
               (c) All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:
               if to the Investors, to their respective addresses on Annex I hereto:
               if to the Company:
Biodel Inc.
6 Christopher Columbus Avenue
Danbury, CT 06810
Telecopier No.: 203-798-3601
Attention: Dr. Solomon S. Steiner, Ph.D.

with a copy to:
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Telecopier No.: (212) 704-6288
Attention: Mr. William D. Freedman, Esq.
or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each party hereto agrees, at all times, to provide the Company with an address for notices hereunder.
          All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days (as defined in the Purchase Agreement) after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.
               (d) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.
               (e) (I) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY

REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13(C), SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.
          (II) THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
               (f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in writing.
               (g) Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
               (h) The Company (on the one hand) and the Investors (on the other hand) agree that any amendment to the Federal securities laws (and regulations promulgated thereunder (and related registration forms), and related state securities laws shall not affect the substantive registration requirements (and other obligations of the Company) set forth in this Agreement; and, following any such amendment, the Company shall continue to be required to cause the registration of Restricted Stock (and pay all Registration Expenses and provide indemnification) under the Federal securities laws, as amended, in a manner consistent to carry out the intent and purposes of (and on terms as similar as practicable as the terms set forth in) this Agreement.

               (i) If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BIODEL INC.

By:	/s/ Solomon Steiner

Name: Solomon S. Steiner, Ph.D.
Title: Chief Executive Officer

GREAT POINT PARTNERS I, L.P.

By:	Great Point Partners I GP, LLC,
its General Partner

By:	/s/ David Kroin

Name: David Kroin
Title: Managing Director

VIVO VENTURES FUND V, L.P.

By:	Managing Member of Vivo Ventures V, LLC,
its General Partner

By:	/s/ Albert Cha

Name: Albert Cha
Title: Managing Member

VIVO VENTURES V AFFILIATES FUND, L.P.

	By:	Managing Member of Vivo Ventures V, LLC,
its General Partner

	By:	/s/ Albert Cha

Name: Albert Cha
Title: Managing Member

CADUCEUS PRIVATE INVESTMENTS II, L.P.

	By:	/s/ Eric A. Bittelman

Name: Eric A. Bittelman
Title: CFO, OrbiMed Capital GP II LLC General Partner

CADUCEUS PRIVATE INVESTMENTS II (QP), L.P.

	By:	/s/ Eric A. Bittelman

Name: Eric A. Bittelman
Title: CFO, OrbiMed Capital GP II LLC General Partner

i
UBS JUNIPER CROSSOVER FUND, L.L.C.

	By:	/s/ Eric A. Bittelman

Name: Eric A. Bittelman
Title: CFO, OrbiMed Advisors, LLC

NEW ENGLAND PARTNERS CAPITAL, L.P.

By:	NEP Capital, LLC,
Its:	General Partner

By:	/s/ John Rousseau

Name: John Rousseau
Title: President

NEXUS MEDICAL PARTNERS II S.C.A. SICAR

By:	Nexus Medical Luxembourg Sarl
Its:	General Partner

By:	/s/ John Rousseau

Name: John Rousseau
Title: Director

By:	/s/ Illegible

Name:
Title: Director
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

ANNEX I
NOTICE INFORMATION FOR THE INVESTORS
Great Point Partners I, L.P.
165 Mason Street
Greenwich, CT 06824
Telecopier No.:
Attention: Mr. David Kroin
Email:
With a copy to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Telecopier No.:
Attention: David A. Scherl, Esq. and Jack Levy, Esq.
Email:
Vivo Ventures Fund V, L.P.
Vivo Ventures V Affiliates Fund, L.P.
c/o Vivo Ventures
575 High Street, Suite 201
Palo Alto, CA 94301
Telecopier No.:
Attention: Dr. Albert Cha, MD PhD
Email:
Caduceus Private Investments II, LP
Caduceus Private Investments II (QP), LP
UBS Juniper Crossover Fund, L.L.C.
c/o OrbiMed
767 Third Avenue, 30th Floor
New York, NY 10017
Attention: Samuel P. Wertheimer, Ph.D
Email:

With a copy to:
Bingham McCutchen
50 Federal Street
Boston, MA 02110-1726
Attention: James Carrigan
Email:
New England Partners Capital, L.P.
Nexus Medical Partners II S.C.A. SICAR
One Boston Place, Suite 3630
Boston, MA 02108
Attention: John Rousseau
Email:

ANNEX II
CONSENT AND JOINDER AGREEMENT
(See Attached)

ANNEX III
PERMITTED NEW INVESTORS, NEW INVESTOR
SHARES AND NEW INVESTOR WARRANTS
(See Attached)

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